Exhibit 23.4

A d v o c a t e s & S o l i c i t o r s

Our ref:	RT/2026/YYG/010493
Your ref:	[please provide]

Date: 10 July 2026

YY Group Holding Limited	By Email

c/o 60 Paya Lebar Road
Paya Lebar Square

#09-13 to 17

Singapore 409051

Attn: The Board of Directors

Dear Sirs,

FORM F-3 REGISTRATION STATEMENT - Letter of Consent

We, HL Tan Lim & Partners, act as legal advisers to YY Group Holding Limited (“Company”) as to the laws of Malaysia in connection with the Company’s Registration Statement on Form F-3, as amended and supplemented (“Registration Statement”), which will be filed with the Securities and Exchange Commission (“SEC”) under the U.S. Securities Act of 1933 (as amended).

We consent to the reference of our firm’s name in the Registration Statement as the Company’s “Malaysia legal counsel”.

We further consent to the filing with the SEC of this consent as an exhibit to the Registration Statement.

Save for the matters opined in the Registration Statement only, we do not make or purport to make any other statements in the Registration Statement and are not aware of any statements in the Registration Statement which purports to be based on a statement made by us, and we make no representation expressed or implied regarding, and to the extent permitted by law, take no responsibility for, any statement in or omission from the Registration Statement.

Yours sincerely,

/s/ HL Tan Lim & Partners

HL Tan Lim & Partners

HL TAN LIM & PARTNERS | Advocates & Solicitors

B-5-8 Plaza Mont Kiara Mont Kiara 50480 Kuala Lumpur

T +603 2788 3602 | F +603 2788 3603

www.hltlpartners.com

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